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TABLE OF CONTENTS

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of October 26, 2001

Between
DAL-TILE CORPORATION
as Seller

and

DTSC, INC.
as Purchaser

i

EXHIBITS
EXHIBIT A	Credit and Collection Policy
EXHIBIT B	Lock-Box Banks and Collection Account
EXHIBIT C	Form of Promissory Note for Deferred Purchase Price
EXHIBIT D	Form of Promissory Note for Purchaser Loans
EXHIBIT E	Store Accounts
EXHIBIT F	Tradenames and Doing-Business-As Names

ii

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of October 26, 2001

    DAL-TILE CORPORATION, a Pennsylvania corporation (the "Seller"), and DTSC, INC., a Delaware corporation (the "Purchaser"), agree as follows:

    PRELIMINARY STATEMENTS.  (1)   Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

    (2) The Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

    (3) The Seller may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

    NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

    SECTION 1.01.  Certain Defined Terms.   As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Account Agreement" means an agreement with respect to the Collection Account, in substantially the form of Annex E-2 to the Sale Agreement.

      "Adverse Claim" means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement.

      "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

      "Alternate Base Rate" means, as of any date, a fluctuating interest rate per annum, which rate shall be equal to the higher of:

        (a) the rate of interest announced by Credit Lyonnais from time to time as its base rate (it being understood that such rate is not necessarily intended to be the lowest rate of interest determined by Credit Lyonnais in connection with extensions of credit); and

        (b) 0.50% per annum above the Federal Funds Rate for such date.

      "Bank Direction Agreement" means an agreement, in substantially the form of Annex D to the Sale Agreement, among the Seller, Credit Lyonnais and a Store Account Bank, pursuant to which such Store Account Bank agrees to remit all funds deposited in the Store Account maintained by it to the Collection Account.

      "Business Day" means any day on which banks are not authorized or required to close in New York City or Dallas, Texas.

      "Collection Account" means the bank account maintained by the Purchaser for the purpose of receiving funds remitted from all of the Store Accounts.

      "Collection Agent" means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

      "Collection Agent Fee" has the meaning specified in Section 6.03.

      "Collections" means, with respect to any Transferred Receivable, all cash collections and other cash proceeds of such Transferred Receivable, including, without limitation, all cash proceeds of

  Related Security with respect to such Receivable, and all funds deemed to have been received by the Seller or any other Person as a Collection pursuant to Section 2.04.

      "Contract" means an agreement between the Seller and an Obligor, substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by the Purchaser, pursuant to or under which such Obligor shall be obligated to pay for merchandise or services from time to time.

      "Contributed Receivable" has the meaning specified in Section 2.06.

      "Credit and Collection Policy" means those receivables credit and collection policies and practices of the Seller in effect on the date of this Agreement applicable to the Receivables and described in Exhibit A hereto, as modified in compliance with this Agreement.

      "Credit Lyonnais" means Credit Lyonnais New York Branch, a branch licensed under the laws of the State of New York of a banking corporation organized under the laws of the Republic of France.

      "Dal-Tile Group" means Dal-Tile Group Inc., a Delaware corporation.

      "Dal-Tile International" means Dal-Tile International Inc., a Delaware corporation.

      "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than current unsecured accounts payable incurred in the ordinary course of business), (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

      "Defaulted Receivable" means a Receivable:

         (i) as to which any payment, or part thereof,  remains unpaid for 91 or more days from the original due date for such payment;

        (ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

        (iii) which has been or, consistent with the Credit and Collection Policy, would be written off on the books of the Seller or the Purchaser as uncollectible.

      "Deferred Purchase Price" means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash, which portion when added to the cumulative amount of all previous Deferred Purchase Prices (after giving effect to any payments made on account thereof) shall not exceed 50% of the Outstanding Balance of the Transferred Receivables. The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser's subordinated promissory note in the form of Exhibit C hereto.

      "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and:

         (i) as to which any payment, or part thereof, remains unpaid for 61 or more days from the original due date for such payment or

        (ii) which has been or, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

      "Diluted Receivable" means that portion (and only that portion) of any Transferred Receivable which is either (a) reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the Seller to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract, (ii) any change in the terms of or cancellation of a Contract or any cash discount, discount for quick payment or other adjustment by the Seller or any other Person which reduces the amount payable by the Obligor on the related Transferred Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Transferred Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Receivable (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), including, without limitation, any non-payment by the Obligor due to failure by the Seller to deliver any merchandise or provide any services; provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor's favor.

      "Discount" means, in respect of each Purchase, 3.0% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of either of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by both of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent). The then current Discount shall be set forth on each Monthly Report.

      "DTC Store" means any sales service center operated by the Seller.

      "Eligible Receivable" means a Receivable:

         (i) the Obligor of which (A) is a United States resident, (B) is not an Affiliate of Dal-Tile International, Dal-Tile Group or the Seller and (C) is not a government or a governmental subdivision or agency that has the benefit of an anti-assignment statute or other statute imposing restrictions on the assignment of Receivables due from it;

        (ii) which, at the time of the transfer thereof to the Purchaser under this Agreement, is not a Defaulted Receivable or a Delinquent Receivable;

        (iii) which, according to the Contract related thereto, is required to be paid in full either (A) within less than 60 days of the original billing date therefor or (B) within 60 days of the original billing date therefor if the aggregate Outstanding Balance of such Receivable and all other Receivables having similar payment terms does not exceed 50% of the Outstanding Balance of all Transferred Receivables;

        (iv) which is an "account" within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfection of the Purchaser's ownership of and security interest in such Receivable;

        (v) which is denominated and payable only in United States dollars in the United States;

        (vi) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

       (vii) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

       (viii) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the Seller under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Purchaser and its assignees to exercise their rights under this Agreement, including, without limitation, their right to review the Contract;

        (ix) which was generated in the ordinary course of the Seller's business;

        (x) which, at the time of the transfer of such Receivable under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof, except, with respect to a Receivable that is Purchased by, or contributed to, the Purchaser on the date of the initial Purchase hereunder, as permitted under Section 6.02(d), but only for non-credit-related reasons;

        (xi) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

       (xii) which satisfies all applicable requirements of the Credit and Collection Policy;

       (xiii) which does not constitute a "bill and hold" sale; and

       (xiv) as to which, prior to the time of the transfer of such Receivable under this Agreement, the Purchaser or its assignee has not notified the Seller that such Receivable (or the Obligor of such Receivable) is, in the reasonable good faith judgment of the Purchaser or such assignee, no longer acceptable for transfer hereunder for credit-related reasons.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

      "Event of Termination" has the meaning specified in Section 7.01.

      "Facility" means the willingness of the Purchaser to consider making Purchases of Receivables from the Seller from time to time pursuant to the terms of this Agreement.

      "Facility Termination Date" means the earliest of (i) October 26, 2004, (ii) the date of termination of the Facility pursuant to Section 7.01 and (iii) the date which the Seller designates by at least two Business Days' notice to the Purchaser.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Credit Lyonnais from three Federal funds brokers of recognized standing selected by it.

      "Fiscal Month" means a fiscal month of Dal-Tile International containing four or five weeks as determined under the accounting policies and procedures of Dal-Tile International Inc. and its Affiliates, as in effect on the date hereof.

      "General Trial Balance" of the Seller on any date means the Seller's accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

      "Incipient Event of Termination" means an event that but for notice or lapse of time or both would constitute an Event of Termination.

      "Indemnified Amounts" has the meaning specified in Section 8.01.

      "Lock-Box Account" means a post office box administered by a Lock-Box Bank and the associated account maintained at a Lock-Box Bank, in each case maintained for the purpose of receiving Collections.

      "Lock-Box Agreement" means an agreement among the Seller, the Purchaser (or its assignees or designees) and any Lock-Box Bank in form and substance satisfactory to the Purchaser (or its assignees or designees).

      "Lock-Box Bank" means any of the banks holding one or more Lock-Box Accounts.

      "Monthly Report" means a report, in form and substance satisfactory to the Purchaser, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b).

      "Obligor" means a Person obligated to make payments to the Seller pursuant to a Contract.

      "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

      "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Purchase" means a purchase by the Purchaser of Receivables from the Seller pursuant to Article II.

      "Purchase Date" means each day on which a Purchase is made pursuant to Article II.

      "Purchase Price" for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the Seller's General Trial Balance, minus the Discount for such Purchase.

      "Purchased Receivable" means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

      "Purchaser Loan" means any loan made by the Purchaser, at its option, to the Seller, upon the Seller's request, provided that no such Purchaser Loans may be made if an Event of Termination or an Incipient Event of Termination has occurred and is continuing, or would occur after giving effect thereto, or if any amounts are outstanding under the Deferred Purchase Price. Purchaser Loans made by the Purchaser hereunder shall be evidenced by the promissory note of the Seller in substantially the form of Exhibit D hereto.

      "Receivable" means the indebtedness of any Obligor (other than an Obligor which is an Affiliate of Dal-Tile International or the Seller) under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto; provided, however, that "Receivable" does not include any such indebtedness created by the Corporate Strategic Business Unit or the R&M Strategic Business Unit of the Seller.

      "Receivables Purchase Request" has the meaning specified in Section 2.02(a).

      "Related Security" means with respect to any Receivable:

         (i) all of the Seller's interest in any merchandise (including returned merchandise) the sale of which gives rise to such Receivable;

        (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

        (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

        (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and similar property and rights) to the extent relating to such Receivable and the related Obligor.

      "Sale Agreement" means that certain Receivables Purchase Agreement, dated as of the date hereof, among the Purchaser, as seller, Atlantic Asset Securitization Corp., as an investor, Credit Lyonnais, as a bank and as agent, and the Seller, as collection agent and originator, as amended or restated from time to time.

      "Settlement Date" means the tenth Business Day of each Fiscal Month; provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to the Collection Agent.

      "Store Account" means a bank account maintained by the Seller for the purpose of receiving Collections, funds constituting cash sales of merchandise and other funds of any DTC Store.

      "Store Account Bank" means the bank holding any Store Account.

      "Transferred Receivable" means a Purchased Receivable or a Contributed Receivable.

      "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

      "Weekly Report" means a report, in form and substance satisfactory to the Purchaser, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(c).

    SECTION 1.02.  Other Terms.   All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

    SECTION 2.01.  Facility.   On the terms and conditions hereinafter set forth and without recourse to the Seller (except to the extent specifically provided herein), the Seller may at its option sell or contribute to the Purchaser all Receivables originated by it from time to time and the Purchaser may at its option purchase or accept as a contribution from the Seller all Receivables of the Seller from time to time, in each case during the period from the date hereof to the Facility Termination Date.

    SECTION 2.02.  Making Purchases.

    (a)  Initial Purchase.   The Seller shall give the Purchaser at least one Business Day's notice of its request for the initial Purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase. The Purchaser shall promptly notify the Seller whether it has determined to make such Purchase. On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

    (b)  Subsequent Purchases.   On each Business Day following the initial Purchase, unless either party shall notify the other party to the contrary, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated by the Seller which have not previously been sold or contributed to the Purchaser; provided, however, that the Seller may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b). On or within five Business Days after the date of each such Purchase, the Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

    (c)  Payment of Purchase Price.   The Purchase Price for each Purchase shall be paid on or within five Business Days after the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to the Seller's account designated by the Seller, (ii) an increase in the Deferred Purchase Price (subject at all times to the limitations contained in the definition thereof), or (iii) a credit against interest and/or principal owed by the Seller with respect to any Purchaser Loan. The allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Purchaser and the Seller.

    (d)  Ownership of Receivables and Related Security.   On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Seller as of such date (including Receivables which have been previously sold or contributed to the Purchaser hereunder). The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.

    SECTION 2.03.  Collections.   (a) Unless otherwise agreed, the Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser's assignee all Collections of Transferred Receivables then held by the Collection Agent.

    (b) In the event that the Seller believes that funds which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser's assignee, the Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, to the Seller all funds so deposited which are identified, to the Purchaser's satisfaction, as not being Collections of Transferred Receivables.

    (c) On each Settlement Date, the Purchaser shall pay to the Seller accrued interest on the Deferred Purchase Price and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the Sale Agreement have been paid in full and all amounts then required to be set aside by the Purchaser or the Collection Agent, on their respective books, under the Sale Agreement have been so set aside or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing. At such time following the Facility Termination Date when all Capital, Yield and other amounts owed by the Purchaser under the Sale Agreement shall have been paid in full, the Purchaser shall apply, on each

Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price.

    SECTION 2.04.  Settlement Procedures.   (a) If on any day any Purchased Receivable becomes (in whole or in part) a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such Diluted Receivable. The Seller shall pay to the Collection Agent on or prior to the earlier of (i) the next Settlement Date or (ii) the occurrence of an Event of Termination all amounts deemed to have been received pursuant to this subsection.

    (b) Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties made by the Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery. The Seller shall, upon not less than two Business Days' notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. If the Seller is not the Collection Agent, the Seller shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

    (c) Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

    SECTION 2.05.  Payments and Computations, Etc.   (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 12:00 noon (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, during the existence of the Sale Agreement, shall be those set forth in the Sale Agreement.

    (b) The Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by the Seller (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2.00% per annum above the Alternate Base Rate, payable on demand.

    (c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

    SECTION 2.06.  Contributions.   The Seller may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution. On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the "Contributed Receivables") and all Related Security with respect thereto. The foregoing notwithstanding, on the date of the initial Purchase hereunder the Seller agrees to contribute to the Purchaser all Receivables which are not included in such initial Purchase.

ARTICLE III

CONDITIONS OF PURCHASES

    SECTION 3.01.  Conditions Precedent to Initial Purchase from the Seller.   The initial Purchase of Receivables from the Seller hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

      (a) Certified copies of the resolutions of the Board of Directors of the Seller approving this Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

      (b) A certificate of the Secretary or Assistant  Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.

      (c) Acknowledgment copies or time stamped receipt copies (or other evidence of filing) of proper financing statements, duly filed on or before the date of the initial Purchase, naming the Seller as the seller/debtor and the Purchaser as the purchaser/secured party, or other similar instruments or documents, as the Purchaser may deem necessary or desirable under the UCC of all appropriate jurisdictions or other applicable law to perfect the Purchaser's ownership of and security interest in the Receivables and Related Security and Collections with respect thereto.

      (d) Proper financing statements (together with such written authorizations to file such financing statements or such other written statements with respect to the filing of such financing statements as the Agent may request), if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by the Seller.

      (e) Completed requests for information, dated on or before the date of such initial Purchase, listing the effective financing statements filed in Pennsylvania and Texas that name the Seller as debtor, together with copies of such other financing statements (none of which shall cover any Transferred Receivables, Contracts or Related Security).

      (f)  Favorable opinions of (i) Fried, Frank, Harris, Shriver & Jacobson, (ii) Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP, (iii) Dechert and (iv) Mark A. Solls, each as counsel for the Seller, in form and substance satisfactory to the Purchaser, as to such matters as the Purchaser may reasonably request.

      (g) Executed copies of Lock-Box Agreements with each Lock-Box Bank and the Account Agreement with the bank holding the Collection Account.

      (h) Executed copies of Bank Direction Agreements with respect to the Store Accounts maintained at Bank of America-East, Bank of America-West, Bank One Chicago, Bank One Michigan, Bank One Texas, First Union and Wells Fargo Bank.

    SECTION 3.02.  Conditions Precedent to All Purchases.   Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

      (a) with respect to any such Purchase, on or prior to the date of such Purchase, the Seller shall have delivered to the Purchaser, if requested by the Purchaser, (i) the Seller's General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such

  Purchase and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;

      (b) with respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Purchaser, in form and substance satisfactory to the Purchaser, a completed Monthly Report (or, in the case of the initial Purchase, a pro forma Monthly Report for the period ending September 28, 2001) for the most recently ended reporting period for which information is required pursuant to Section 6.02(b) and containing such additional information as may reasonably be requested by the Purchaser;

      (c) at its expense, the Seller shall have caused the master data processing records evidencing Transferred Receivables to be marked to indicate that such Receivables, the Related Security and Collections with respect thereto have been sold and/or contributed in accordance with this Agreement; and

      (d) on the date of such Purchase or contribution the following statements shall be true (and the Seller, by accepting the Purchase Price for such Purchase, shall be deemed to have certified that):

         (i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such Purchase as though made on and as of such date,

        (ii) No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination and

        (iii) The Purchaser shall not have delivered to the Seller a notice that the Purchaser shall not make any further Purchases hereunder; and

      (e) the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

    SECTION 4.01.  Representations and Warranties of the Seller.   The Seller represents and warrants as follows:

      (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not reasonably be expected to have a material adverse effect on (i) the interests of the Purchaser hereunder, (ii) the collectibility of the Transferred Receivables, or (iii) the ability of the Seller or the Collection Agent to perform their respective obligations hereunder.

      (b) The execution, delivery and performance by the Seller of this Agreement and the other documents to be delivered by it hereunder, including the Seller's sale and contribution of Receivables hereunder and the Seller's use of the proceeds of Purchases, (i) are within the Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller's certificate of incorporation or by-laws, (2) any law, rule or regulation applicable to the Seller, (3) any material contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of the Seller's interest in the Transferred Receivables pursuant to this Agreement)

  pursuant to any material agreement. This Agreement has been duly executed and delivered by the Seller.

      (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement or any other document to be delivered by it hereunder.

      (d) This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) and other similar laws now or hereafter in effect affecting creditors' rights generally.

      (e) Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, the Seller. The Seller shall have no remaining property interest in any Transferred Receivable.

      (f)  The consolidated balance sheet of Dal-Tile International and its consolidated Subsidiaries as at December 29, 2000, and the related consolidated statements of income and retained earnings of Dal-Tile International and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Purchaser, fairly present, in all material respects, the financial condition of Dal-Tile International and its consolidated Subsidiaries as at such date and the results of the operations of Dal-Tile International and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 29, 2000, there has been no material adverse change in the business, financial condition or operations of Dal-Tile International and its consolidated Subsidiaries taken as a whole that could reasonably be expected to adversely affect the value or collectibility of the Transferred Receivables or the ability of the Seller to collect Transferred Receivables or otherwise perform its obligations under this Agreement;

      (g) There is no pending or threatened action or proceeding affecting the Seller or any of its subsidiaries before any court, governmental agency or arbitrator which may reasonably be expected to materially adversely affect the financial condition or operations of the Seller or any of its subsidiaries or the ability of the Seller to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement.

      (h) No proceeds of any Purchase will be used, whether directly or indirectly, to purchase or carry Margin Stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States, as in effect from time to time) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

      (i)  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

      (j)  Each Receivable characterized as an Eligible Receivable in a Monthly Report, a Weekly Report (or any other statement made by the Collection Agent or the Seller) is an Eligible Receivable as of the date of such Monthly Report, Weekly Report or statement, and each such Receivable and each Transferred Receivable, together with the Related Security, is owned (immediately prior to its sale or contribution hereunder) by the Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.

      (k) Each Monthly Report and Weekly Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or one of its Affiliates), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

      (l)  The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b).

      (m) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit B (as the same may be updated from time to time pursuant to Section 5.01(g)). The name and address of the bank holding the Collection Account, together with the account number of the Collection Account, are as specified in Exhibit B (as the same may be updated from time to time pursuant to Section 5.01(g)). The names and addresses of all the Store Account Banks, together with the account numbers of the Store Accounts at such Store Account Banks, are as specified in Exhibit E hereto, as such Exhibit E may be updated from time to time pursuant to Section 5.01(i).

      (n) Other than as set forth on Exhibit F hereto, the Seller has not been since January 1, 1996, and is not currently, known by any tradename or doing-business-as name. Other than as set forth on Exhibit F hereto, the Seller has not used since January 1, 1996, and does not currently use, any tradename or doing-business-as name.

      (o) With respect to any programs used by the Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent pursuant to Section 6.01(b) so that such new Collection Agent shall have the benefit of such programs (it being understood that, however, the Collection Agent, if other than the Seller, shall be required to be bound by a confidentiality agreement reasonably acceptable to the Seller).

      (p) The transfers of Transferred Receivables by the Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Seller.

ARTICLE V

COVENANTS

    SECTION 5.01.  Covenants of the Seller.   From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

      (a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

      (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of the Seller set forth under its name on the signature page to this Agreement or, upon 30 days' prior written notice to the Purchaser, at any other locations within the United States. The Seller will not change its name or its state of organization, unless (i) the Seller shall have provided the Purchaser with at least 30 days' prior written notice thereof, (ii) no later than the effective date of such change, all actions required by Section 5.01(l) shall have been taken and completed and (iii) such name change would not be reasonably likely to mislead a Person as to the separate identity of the Purchaser and the Seller. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). The Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

      (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

      (d) Sales, Liens, Etc. Except for the sales and contributions of Receivables contemplated herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof.

      (e) Extension or Amendment of Transferred Receivables. Except as provided in Section 6.02(d), the Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

      (f)  Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

      (g) Change in Payment Instructions to Obligors. The Seller will not add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Exhibit B to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of such addition, termination or change (including an updated Exhibit B) and executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account. The Seller will not change the Collection Account, unless the Purchaser shall have received notice of such change

  (including an updated Exhibit B) and a fully executed Account Agreement with respect to such new Collection Account.

      (h) Deposits to Lock-Box Accounts. The Seller will instruct, or cause the Collection Agent (if not the Seller) to instruct, all Obligors to remit all their payments in respect of Transferred Receivables to a Lock-Box Account. The Seller will instruct, or cause the Collection Agent (if not the Seller) to instruct, the appropriate responsible employees at each DTC Store to remit all payments in respect of Receivables which, notwithstanding the aforementioned instructions given to the Obligors, are received at such DTC Store on any Business Day to a Store Account at the end of such Business Day or by noon on the next Business Day. If the Seller shall receive any Collections directly (rather than at a DTC Store), it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box Account or the Collection Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Transferred Receivables. The Seller will instruct, or cause the Collection Agent (if not the Seller) to instruct, each bank holding a Store Account to remit, on each Business Day from and after the date of this Agreement, by wire transfer, ACH debit or other electronic method, all funds deposited and collected in each Store Account to the Collection Account.

      (i)  Store Accounts. The Seller will not open or close any Store Account, unless the Purchaser and its assigns shall have received prior notice of such change (including an updated Exhibit E) and a fully executed Bank Direction Agreement with respect to each new Store Account.

      (j)  Bank Direction Agreements. On or prior to March 31, 2002, the Seller will deliver to the Purchaser fully executed Bank Direction Agreements in form reasonably acceptable to the Purchaser and its assignee with respect to each Store Account other than those Store Accounts for which (i) the Purchaser and its assignee may waive the requirements of this Section 5.01(j) or (ii) Bank Direction Agreements have already been delivered pursuant to Section 3.01(h).

      (k) Audits. The Seller will, from time to time during regular business hours as reasonably requested by the Purchaser or its assigns, permit the Purchaser, or its agents, representatives or assigns, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Transferred Receivables and the Related Security or the Seller's performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters.

      (l)  Further Assurances. (i) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that to the Seller's knowledge may be necessary, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Purchaser or its assignee, (A) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Transferred Receivables; and (B) deliver to the Purchaser copies of all Contracts relating to the Transferred Receivables and all records relating to such Contracts and the Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment).

        (ii) The Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of the Seller where permitted by law.

      (m) Reporting Requirements. The Seller will provide to the Purchaser the following:

         (i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of Dal-Tile International, an unaudited consolidated balance sheet of Dal-Tile International and its consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of Dal-Tile International and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year of Dal-Tile International and ending with the end of such quarter, certified by the chief financial officer of Dal-Tile International;

        (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Dal-Tile International, a copy of the annual report for such fiscal year of Dal-Tile International and its consolidated Subsidiaries, containing consolidated financial statements for such year audited by an independent public accountants acceptable to the Purchaser;

        (iii) as soon as possible and in any event within three Business Days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

        (iv) promptly after the sending or filing thereof, copies of all reports that Dal-Tile International sends to any of its security holders generally, and copies of all Form 10-K, Form 10-Q and Form 8-K reports and all other reports and registration statements that Dal-Tile International or any Subsidiary thereof files with the Securities and Exchange Commission or any national securities exchange;

        (v) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $5,000,000;

        (vi) at least 30 days prior to any change in the Seller's name or the Seller's state of incorporation, a notice setting forth the new name or state of incorporation and the effective date thereof; and

       (vii) such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of the Seller as the Purchaser may from time to time reasonably request.

      (n) Separate Conduct of Business. The Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser, which office would not be reasonably likely to mislead a Person as to the separate identity of the Purchaser and the Seller; (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not pay or hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the Sale Agreement; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.

      (o) Taxes. The Seller will file all Federal and other material tax returns and reports required by law to be filed by it and will promptly pay all Federal and other material taxes and governmental charges at any time owing, except such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with, and to the extent required by, generally accepted accounting principles in the United States. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent, the Investors and the Banks (as each such term is defined in the Sale Agreement) and the Purchaser.

    SECTION 5.02.  Grant of Security Interest.   To secure all obligations of the Seller arising in connection with this Agreement, and each other agreement entered into in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, Indemnified Amounts, payments on account of Collections received or deemed to be received, and any other amounts due the Purchaser hereunder, the Seller hereby assigns and grants to Purchaser a security interest in all of the Seller's right, title and interest now or hereafter existing in, to and under all Receivables which do not constitute Transferred Receivables, the Related Security and all Collections with regard thereto and each Store Account, together with all funds on deposit therein.

    SECTION 5.03.  Covenant of the Seller and the Purchaser.   The Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder and each contribution of Receivables hereunder shall be treated as a sale of such Receivables by the Seller to the Purchaser and/or an absolute transfer of such Receivables by the Seller to the Purchaser for all purposes. The Seller and the Purchaser shall record each Purchase and contribution as a sale and purchase and/or a capital contribution, on its books and records, and reflect each Purchase and contribution in its financial statements and tax returns as a sale and purchase and/or capital contribution. In the event that, contrary to the mutual intent of the Seller and the Purchaser, any Purchase or contribution of Receivables hereunder is not characterized as a sale and/or absolute transfer, the Seller shall, effective as of the date hereof, be deemed to have granted (and the Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables that are intended to be or are purported to be Transferred Receivables, the Related Security and the proceeds thereof to secure the repayment of all amounts advanced to the Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

ARTICLE VI

ADMINISTRATION AND COLLECTION

    SECTION 6.01.  Designation of Collection Agent.   The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the "Collection Agent") so designated hereunder from time to time. Until the Purchaser or its assignee gives notice to the Seller of the designation of a new Collection Agent, the Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Seller agrees that such notice may be given at any time during the existence of an Event of Termination in the Purchaser's or assignee's discretion. Upon the Seller's receipt of such notice, the Seller agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Purchaser (or its designee) believes will facilitate the transition of the performance of such activities to the new Collection Agent, and the Seller shall use its best efforts to assist the Purchaser (or its designee) to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Collection Agent and access to all employees and officers of the Seller responsible with respect thereto. The Purchaser at any time after giving such notice may designate as Collection Agent itself or any Person that is a financial institution and/or in the business of servicing pools of receivables to succeed the Seller or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Purchaser, subcontract with any other Person for the servicing, administration or collection of Transferred Receivables. Any such subcontract shall not affect the Collection Agent's liability for performance of its duties and obligations pursuant to the terms hereof.

    SECTION 6.02.  Duties of Collection Agent.   (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Purchaser hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights in the Transferred Receivables, the Related Security and the Collections with respect thereto. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser and its assignees.

    (b) Prior to the 10th Business Day of each Fiscal Month, the Collection Agent shall prepare and forward to the Purchaser (i) a Monthly Report, relating to all then outstanding Transferred Receivables, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Collection Agent on the last day of the immediately preceding Fiscal Month, and (ii) if requested by the Purchaser, a listing by Obligor of all Transferred Receivables, together with an aging report of such Transferred Receivables.

    (c) So long as any Event of Termination or Incipient Event of Termination shall have occurred and be continuing, and if the Purchaser (or its assignee) shall so request, on or prior to the second Business Day of each week, the Collection Agent shall prepare and forward to the Purchaser or such assignee a Weekly Report, relating to all then outstanding Transferred Receivables, and the Related Security and Collections with respect thereto, in each case, as of the close of business of the Collection Agent on the last day of the immediately preceding week.

    (d) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Seller, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as the Seller deems appropriate to maximize Collections thereof, or otherwise amend or modify the terms of any Transferred Receivable.

    (e) The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.

    (f)  The Collection Agent shall as soon as practicable following receipt turn over to the Seller or any other Person entitled thereto any cash collections or other cash proceeds received with respect to Receivables or other property not constituting Transferred Receivables.

    (g) The Collection Agent also shall perform the other obligations of the "Collection Agent" set forth in this Agreement with respect to the Transferred Receivables.

    SECTION 6.03.  Collection Agent Fee.   The Purchaser shall pay to the Collection Agent, so long as it is acting as the Collection Agent hereunder, a periodic collection fee (the "Collection Agent Fee") of 0.50% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on each Settlement Date or such other day during each calendar month as the Purchaser and the Collection Agent shall agree.

    SECTION 6.04.  Certain Rights of the Purchaser.   (a) The Purchaser may, at any time, notify the Obligors of Transferred Receivables of the Purchaser's ownership of the Transferred Receivables. The Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by the Seller for the purpose of receiving Collections.

    (b) At any time during the existence of an Event of Termination or an Incipient Event of Termination:

       (i) The Purchaser may direct the Obligors of Transferred Receivable that payment of all amounts payable under any Transferred Receivable shall be made directly to the Purchaser or its designee.

      (ii) The Seller shall, upon the Purchaser's request and at the Seller's expense, give notice of the Purchaser's ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under the Transferred Receivables be made directly to the Purchaser or its designee.

      (iii) At the Purchaser's request and at the Seller's expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

      (iv) The Seller authorizes the Purchaser to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security and related Contracts.

    SECTION 6.05.  Rights and Remedies.   (a) If the Seller or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if the Seller (as Collection Agent or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by the Seller as provided in Section 8.01 or Section 9.04 as applicable.

    (b) The Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Seller had not sold or contributed Transferred Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations or its obligations with respect to the Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the Seller thereunder.

    (c) The Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Transferred Receivables.

    (d) The Seller hereby grants to Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by Purchaser (whether or not from the Seller) in connection with any Transferred Receivable.

    SECTION 6.06.  Transfer of Records to Purchaser.   Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the Seller's right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of the Seller's computer software system to access and create such records. Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

    The Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of the Seller's computer software system to access and create such records.

    In recognition of the Seller's need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to the Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of the Seller's business or in performance of its duties as Collection Agent, provided that (i) the Seller shall not disrupt or otherwise interfere with the Purchaser's use of and access to such records during such license period and (ii) the Seller consents to the assignment and delivery of the records (including any information contained therein relating to the Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

ARTICLE VII

EVENTS OF TERMINATION

    SECTION 7.01.  Events of Termination.   If any of the following events ("Events of Termination") shall occur and be continuing:

    (a) The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clause (ii) of this subsection (a)) and such failure shall remain unremedied for five Business Days, or in the case of a failure of the Collection Agent to deliver any Monthly Report or Weekly Report when required hereunder, three Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement; or

    (b) The Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b); or

    (c) Any representation or warranty made or deemed made by or on behalf of the Seller under or in connection with this Agreement or any information or report delivered by the Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

    (d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to the Seller by the Purchaser or its assignees; or

    (e) The Seller or any of its Affiliates shall fail to pay any principal of or premium or interest on any of its Debt (other than Debt outstanding under the Credit Agreement) which is outstanding in a principal amount of at least $5,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

    (f)  Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or

    (g) Dal-Tile International, Dal-Tile Group or the Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Dal-Tile International, Dal-Tile Group or the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by Dal-Tile International, Dal-Tile Group or the Seller), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or Dal-Tile International, Dal-Tile Group or the Seller shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

    (h) an Event of Termination shall have occurred under the Sale Agreement; or

    (i)  There shall have occurred any material adverse change in the business, financial condition or operations of the Seller since December 29, 2000, that could reasonably be expected to adversely affect the value or collectibility of the Transferred Receivables or the ability of the Seller to collect Transferred Receivables or otherwise perform its obligations under this Agreement;

then, and in any such event, the Purchaser may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, designate itself or another Person that is a financial institution and/or in the business of servicing pools of receivables to succeed the Seller as Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, the Seller (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Purchaser (or its assigns or designees) shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

    SECTION 8.01.  Indemnities by the Seller.   Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an "Indemnified Party") from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables or in respect of any Transferred Receivable or any Contract, including, without limitation, arising out of or as a result of:

       (i) the characterization in any Monthly Report or Weekly Report or other statement made by the Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Monthly Report or Weekly Report or statement;

      (ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

      (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation;

      (iv) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

      (v) the failure of the Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, Transferred Receivables and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time;

      (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or other financial inability of the Obligor to pay) of the Obligor to the payment of any Receivable that is, or that purports to be, a Transferred Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller acting as Collection Agent);

     (vii) any failure of the Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract;

     (viii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

      (ix) the commingling of Collections of Transferred Receivables by the Seller or a designee of the Seller, as Collection Agent or otherwise, at any time with other funds of the Seller or an Affiliate of the Seller;

      (x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract;

      (xi) any failure of the Seller to comply with its covenants contained in this Agreement;

     (xii) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent which are reasonable and consistent with industry practice, to the extent in excess of the Collection Agent Fees payable to the Seller hereunder;

     (xiii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Transferred Receivable; or

     (xiv) any Transferred Receivable becoming (in whole or in part) a Diluted Receivable.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of or other recourse for the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require the Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract.

ARTICLE IX

MISCELLANEOUS

    SECTION 9.01.  Amendments, Etc.   No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

    SECTION 9.02.  Notices, Etc.   All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

    SECTION 9.03.  Binding Effect; Assignability.   (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns; provided, however, that the Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

    (b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

    SECTION 9.04.  Costs, Expenses and Taxes.   (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Seller agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

    (b) In addition, the Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

    SECTION 9.05.  No Proceedings.   The Seller hereby agrees that it will not institute or join any other Person in instituting against the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

    SECTION 9.06.  Confidentiality.   Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, and (ii) such party's legal counsel and auditors and the Purchaser's assignees, if they agree in each case to hold it confidential; provided, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.

    SECTION 9.07.  GOVERNING LAW.   THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER'S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

    SECTION 9.08.  Third Party Beneficiary.   Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and the Seller hereby consents to any such assignments. All such assignees, including parties to the Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser's rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

    SECTION 9.09.  Execution in Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

    SECTION 9.10.  Consent to Jurisdiction.   (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

    (b) Each party hereto consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 9.02. Nothing in this Section 9.10 shall affect the right of the parties hereto to serve legal process in any other manner permitted by law.

    SECTION 9.11.  WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

    [Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	DAL-TILE CORPORATION
By:
Title:
7834 C.F. Hawn Freeway P.O. Box 170130 Dallas, Texas 75217 Attention: Scott Veldman Facsimile Number: (214) 309-4390
PURCHASER:	DTSC, INC.
By:
Title:
c/o Global Securitization Services, LLC 103 Foulk Road, Suite 205-11 Wilmington, Delaware 19803 Attention: Frank B. Bilotta Facsimile Number: (302) 652-8667

EXHIBIT A
CREDIT AND COLLECTION POLICY

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EXHIBIT B

LOCK-BOX BANKS AND COLLECTION ACCOUNT

Lock-Box Banks

Bank	P.O. Box	Account Number
Bank One, N.A. 1717 Main Street Dallas, Texas 75201	70671	5596297

Collection Account

Bank	P.O. Box	Account Number
Bank of America, N.A. 901 Main Street P.O. Box 832409 Dallas, Texas 75202	N.A.	3751842080

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EXHIBIT C

FORM OF DEFERRED PURCHASE PRICE NOTE

    New York, New York
October 26, 2001

    FOR VALUE RECEIVED, DTSC, INC., a Delaware corporation (the "Purchaser"), hereby promises to pay to DAL-TILE CORPORATION (the "Seller") the principal amount of this Note, determined as described below, together with interest thereon at a rate per annum equal at any time to 2.00% per annum above the current rate of interest quoted for 30 day commercial paper in the Wall Street Journal under the caption Dealer Commercial Paper, in each case in lawful money of the United States of America. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Purchase and Contribution Agreement dated as of October 26, 2001 between the Seller and the Purchaser (such agreement, as it may from time to time be amended, restated or otherwise modified in accordance with its terms, the "Purchase and Contribution Agreement"). This Note is the note referred to in the definition of "Deferred Purchase Price" in the Purchase and Contribution Agreement.

    The aggregate principal amount of this Note at any time shall be equal to the difference between (a) the sum of the aggregate principal amount of this Note on the date of the issuance hereof and each addition to the principal amount of this Note pursuant to the terms of Section 2.02 of the Purchase and Contribution Agreement minus (b) the aggregate amount of all payments made in respect of the principal amount of this Note, in each case, as recorded on the schedule annexed to and constituting a part of this Note, but failure to so record shall not affect the obligations of the Purchaser to the Seller.

    The entire principal amount of this Note shall be due and payable one year and one day after the Facility Termination Date or such later date as may be agreed in writing by the Seller and the Purchaser. The principal amount of this Note may, at the option of the Purchaser, be prepaid in whole at any time or in part from time to time. Interest on this Note shall be paid in arrears on each Settlement Date, at maturity and thereafter on demand. All payments hereunder shall be made by wire transfer of immediately available funds to such account of the Seller as the Seller may designate in writing.

    Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Purchaser under this Note exceed the highest rate of interest permissible under applicable law.

    The obligations of the Purchaser under this Deferred Purchase Price Note are subordinated in right of payment, to the extent set forth in Section 2.03(c) of the Purchase and Contribution Agreement, to the prior payment in full of all Capital, Yield, Fees and other obligations of the Purchaser under the Sale Agreement.

    Notwithstanding any provision to the contrary in this Deferred Purchase Price Note or elsewhere, other than with respect to payments specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, no demand for any payment may be made hereunder, no payment shall be due with respect hereto and the Seller shall have no claim for any payment hereunder prior to the occurrence of the Facility Termination Date and then only on the date, if ever, when all Capital, Yield, Fees and other obligations owing under the Sale Agreement shall have been paid in full.

    In the event that, notwithstanding the foregoing provision limiting such payment, the Seller shall receive any payment or distribution on this Deferred Purchase Price Note which is not specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, such payment shall be

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received and held in trust by the Seller for the benefit of the entities to whom the obligations are owed under the Sale Agreement and shall be promptly paid over to such entities.

    The Purchaser hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

    Neither this Note, nor any right of the Seller to receive payments hereunder, shall, without the prior written consent of the Purchaser and (so long as the Sale Agreement remains in effect or any amounts remain outstanding thereunder) the Agent under the Sale Agreement, be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed, other than the pledge of this Note to the administrative agent under the Credit Agreement (as defined in the Sale Agreement).

    THIS NOTE SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

DTSC, INC.
By:
Title:

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SCHEDULE TO DEFERRED PURCHASE PRICE NOTE

Date	Addition to Principal Amount	Amount of Principal Paid Paidor Prepaid	Unpaid Principal Balance	Notation Made By

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EXHIBIT D

FORM OF PURCHASER LOAN NOTE

    New York, New York
October 26, 2001

    FOR VALUE RECEIVED, DAL-TILE CORPORATION, a Pennsylvania corporation (the "Company"), hereby promises to pay to DTSC, INC. (the "Lender"), no later than twelve (12) months from the date hereof or on demand if sooner made, the aggregate unpaid principal amount of the Purchaser Loans made by the Lender to the Company under the Purchase and Contribution Agreement referred to below, and to pay on each Settlement Date interest on the unpaid principal amount of the Purchaser Loans at a rate per annum equal at all times to 1.625% per annum above the Eurodollar Rate (as defined in the Sale Agreement) for periods of one month, in each case in lawful money of the United States of America and in immediately available funds.

    The date and amount of each Purchaser Loan made by the Lender to the Company from the date hereof until the repayment of all sums due hereunder, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof.

    This Note is the Purchaser Loan Note referred to in the Purchase and Contribution Agreement (as amended, restated or otherwise modified from time to time, the "Purchase and Contribution Agreement") dated as of October 26, 2001 between the Company and the Lender, as the Seller and the Purchaser, respectively, and evidences Purchaser Loans made by the Lender thereunder. Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Purchase and Contribution Agreement.

    The principal amount of this Note may, at the option of the Company, be prepaid in whole at any time or in part from time to time.

    Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Company under this Note exceed the highest rate of interest permissible under applicable law.

    The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever with respect to this Note.

    In the event the Lender shall refer this Note to an attorney for collection, the Company agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney's fees, whether or not suit is instituted.

    THIS NOTE SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

DAL-TILE CORPORATION
By:
Name: Title:

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SCHEDULE TO PURCHASER LOAN NOTE

Date	Amount of Purchaser Loan	Amount of Principal Paid Paidor Prepaid	Unpaid Principal Balance	Notation Made By

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EXHIBIT E

STORE ACCOUNTS

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EXHIBIT F

TRADENAMES AND DOING-BUSINESS-AS NAMES

daltile
Dal-Tile
Dal Tile
American Olean
Dal-Tile International
Dal-Tile Manufacturing,Inc.

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